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                                                                      EXHIBIT 16

                           [ERNST & YOUNG LETTERHEAD]



April 27, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:


We have read Item 4 of Form 8-K dated April 22, 2004, of BackWeb Technologies Ltd. and are in agreement with the statements contained in the first and second sentences of the first paragraph, the second paragraph, the third paragraph and the fourth paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                         /s/ ERNST & YOUNG LLP